Exhibit 14.2

CODE OF ETHICAL CONDUCT FOR SENIOR FINANCIAL OFFICERS

PURSUANT TO SOX 406

In my role as a senior financial officer of Samsonite Corporation and/or its direct and indirect subsidiaries (“Company”), I recognize that senior financial officers hold an important and elevated role in corporate governance.  Accordingly, this Code of Ethical Conduct for Senior Financial Officers Pursuant to SOX 406 (“Code”) provides principles to which senior financial officers are expected to adhere and advocate.

I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct in my position with the Company.  To the best of my knowledge and ability:

1.                                       I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.                                       I provide information that is accurate, complete, objective, relevant, timely and understandable.

3.                                       I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.                                       I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.                                       I respect the confidentiality of information acquired in the course of my work except where authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of my work is not used for personal advantage.

6.                                       I maintain skills important and relevant to my position within the Company.

7.                                       I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8.                                       I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9.                                       I will report known or suspected violations of this Code to the Audit Committee.

10.                                 I will be accountable for adhering to this Code.

Signature:

Printed Name:

Title:

Date: